SCHEDULE Y - INFORMATION CONCERNING ACTIVITIES OF INSURER MEMBERS OF A HOLDING COMPANY GROUP

PART 1 – ORGANIZATIONAL CHART

NOTE: Organizations that are corporations include one of the following: Corporation, Company or Inc. Organizations that are limited liability companies include LLC.

[1]

Limited Partners are: Cameron Enterprises A Limited Partnership (CELP) is a limited partnership. CELP’s only general partner is Cameron Associates, Inc. listed above. All limited partnership interests of CELP are held directly or indirectly by William M. Cameron, Lynda L. Cameron and their family members through various family trusts. Therefore, CELP is effectively controlled 100% by Cameron Associates, Inc. the sole general partner of CELP.

[2]	William M. Cameron owns his interest in Cameron Associates through the William M. Cameron Revocable Trust.
[3]	Lynda L. Cameron owns her interest in Cameron Associates through the Lynda L. Cameron Revocable Trust.
[4]	The remaining interest is owned, directly or indirectly, by one or more unrelated third parties.